EXHIBIT 3-4

          AMENDMENT TO ARTICLES OF INCORPORATION APPROVED JUNE 6, 1998.


                              ARTICLES OF AMENDMENT

                                     OF THE

                            ARTICLES OF INCORPORATION

                                       OF

                            MAGELLAN TECHNOLOGY, INC.

         Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned corporation does hereby adopt the following Articles of Amendment to its Articles of Incorporation:

         1.       The name of the corporation is Magellan Technology, Inc.

         2.       The text of each amendment adopted is as follows:

                  (a) The existing Article IV of the Articles of Incorporation is hereby deleted and replaced in its entirety as follows:

                               ARTICLE IV - SHARES

                           The total number of shares the Company has  authority
                  to issue is fifty million (50,000,000) shares of Common Stock. All shares of the Company are of the same class, have the same rights and preferences and have a par value of $0.0002. All shares issued by the Company shall be fully paid when issued and not subject to further calls or assessments. The authorized shares of the Company, including treasury shares, may be issued at such time, upon such terms and conditions and for such consideration as the board of directors may determine. The Company may purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefor.


         3. The foregoing amendment to the Articles of Incorporation was adopted by the Board of Directors of the Company on June 6, 1998, and by the shareholders of the Company on August 25, 1998.

         4. The foregoing amendment to the Articles of Incorporation was not adopted by the Board of Directors without shareholder action.



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         5.  The  foregoing  amendment  to the  Articles  of  Incorporation  was approved by the shareholders as follows:

                  a) the designation of the voting group which voted on the amendment was Common Stock; the number of shares of Common Stock outstanding and the number of votes entitled to be cast at the meeting by the Common Stock voting group was 17,533,537; the number of votes of the Common Stock voting group indisputably represented at the meeting was 12,912.441; and

                  b) the total number of votes cast for the amendment by the Common Stock voting group was 12,844,607, and no votes were cast against the amendment by the Common Stock voting group.

         DATED the 6th day of July, 1999.

                                        MAGELLAN TECHNOLOGY, INC.,
                                        a Utah corporation



                                    By: /s/ Douglas M. Angus
                                    --------------------------------------------
                                    Douglas M. Angus, Secretary